                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              EPL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                             EPL TECHNOLOGIES, INC.
                        2 INTERNATIONAL PLAZA, SUITE 245
                           PHILADELPHIA, PA 19113-1507

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders (the "Annual Meeting") of EPL Technologies, Inc. (the "Company") will be held on Thursday, July 6, 2000, at 9:30 A.M. (local time) at the Top of the Tower, 1717 Arch Street, Philadelphia, Pennsylvania for the following purposes:

     1. to elect three directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified; and

     2. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on May 8, 2000 as the record date for the Annual Meeting. Only holders of record at the time of the Company's Common Stock, par value $0.001 per share, and Series A Preferred Stock, par value $1.00 per share, are entitled to notice of, and are entitled to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available, upon written demand, for inspection during normal business hours by any shareholder of the Company prior to the Annual Meeting at the Company's address shown above.

         A copy of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, a letter from the Company's Chief Executive Officer, a Proxy Statement and a proxy accompany this notice. It is expected that these materials will be sent to shareholders on or about June 2, 2000.

         The right to vote your stock at the Annual Meeting is an important shareholder right and should be exercised by you in person or by proxy regardless of the number of shares held. The Board of Directors sincerely hopes you will be able to be present at the Annual Meeting but requests in any event that you SIGN and DATE your proxy and mail it in the enclosed envelope promptly. The return of the enclosed proxy will not affect your right to vote in person at the Annual Meeting. The prompt return of your proxy will eliminate the need for further solicitation, with its attendant expense to the Company.

By Order of the Board of Directors



Michael S. Leo
Secretary

May 26, 2000

                             EPL TECHNOLOGIES, INC.
                        2 International Plaza, Suite 245
                             Philadelphia, PA 19113


                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                             To Be Held July 6, 2000

                  This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of EPL Technologies, Inc. (the "Company"), to be voted at its Annual Meeting of Shareholders (the "Annual Meeting") which will be held at 9:30 A.M. (local time) on July 6, 2000 at the Top of the Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. It is expected that this Proxy Statement, the foregoing Notice and the enclosed proxy are to be first mailed to shareholders entitled to vote on or about June 2, 2000. Such mailing also includes the Company's Annual Report on Form 10-K/A for the year ended December 31, 1999 ("1999"), and a letter from the Company's Chief Executive Officer. The Annual Report and such other materials are not to be considered a part of the Company's proxy solicitation materials.


                            PURPOSE OF ANNUAL MEETING

                  At the Annual Meeting, shareholders will be asked: (i) to elect three (3) directors to serve for the ensuing year or until their respective successors shall have been duly elected and qualified, and (ii) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board recommends a vote in favor of (i.e., "FOR") the three (3) persons nominated to serve as directors and described in this Proxy Statement.


                            QUORUM AND VOTING RIGHTS

                  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, $0.001 par value per share (the "Common Stock") and the shares of Series A 10% Cumulative Convertible Preferred Stock, $1.00 par value per share (the "A Preferred Stock"), is necessary to constitute a quorum for consideration of the matters to be voted upon at the Annual Meeting.

                  Only holders of record of shares of Common Stock and A Preferred Stock at the close of business on May 8, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding 30,565,618 shares of the Company's Common Stock and 60,000 shares of A Preferred Stock. Each share of A Preferred Stock is convertible into 0.667 shares of Common Stock and holders of A Preferred Stock are entitled to one (1) vote per share for each share of Common Stock into which such A Preferred Stock is convertible. Thus, as of the Record Date, there were a total of 30,605,618 votes entitled to be cast by holders of the Company's capital stock. The holders as of the Record Date of the Company's Common Stock and the A Preferred Stock will vote together as a class on all matters presented at the Annual Meeting. These shares exclude 210,610 shares held in treasury as of the Record Date.

                       VOTING AND SOLICITATION OF PROXIES

                  A shareholder who submits a proxy may revoke it at any time before the proxy is exercised. A proxy may be revoked prior to exercise by: (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (c) submitting a duly executed proxy bearing a later date. Returning a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. When a proxy is returned properly signed, the shares represented will be voted in accordance with the instructions provided therein. Broker non-votes will not be counted as votes cast and will have no effect on the results of a vote, although they will count towards the presence of a quorum. Abstentions will have the effect of a "no" vote, and will count towards the presence of quorum. In the absence of instructions, the shares represented at the Annual Meeting by proxy will be voted "FOR" the nominees of the Board in the election of directors.

                  The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or facsimile by officers or other regular employees of the Company who will not receive any additional compensation for such efforts. The Company will reimburse reasonable expenses incurred by record holders of the Common Stock or the A Preferred Stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy materials to any beneficial owners of such stock, upon request of such record holders.


                     VOTE REQUIRED FOR ELECTION OF DIRECTORS
                         AND APPROVAL OF OTHER PROPOSALS

                  To be elected a director, a nominee for election must receive the favorable vote of a majority of the shares of the Common Stock and A Preferred Stock (on an as-converted basis), voting together as a class, represented in person or by proxy at the Annual Meeting. Shareholders entitled to vote will not have cumulative voting rights. Approval of the proposal to adopt the Plan requires the favorable vote of a majority of the shares of the Common Stock and the A Preferred Stock (on an as-converted basis), voting together as a class, represented in person or by proxy and entitled to vote at the Annual Meeting.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

                  The Board of Directors, the size of which the Board sets from time-to-time at between three (3) and seven (7) members, currently consists of three (3) members: Paul L. Devine, A.S. Clausi and W. Ward Carey. The Board proposes that the three current directors, listed below as nominees, be re-elected as directors of the Company, to hold office until the next annual meeting of shareholders or until such director's successor is duly elected and qualified. The Board may determine to increase the size of the board hereafter. Each nominee has consented to be named as a nominee and, to the present knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a candidate at the end of the Annual Meeting (a situation that is not expected), proxies with respect to which no contrary direction is made will be voted in favor of those who remain as candidates and may be voted for substitute nominees.

         The nominees, their ages at the Record Date and certain other information about them is set forth below:

     Name                  Age                   Position(s) with the Company                    Director Since
     ----                  ---                   ----------------------------                    --------------
Paul L. Devine             45                    Chairman of the Board,                                1992
                                                 President and Chief Executive Officer

A.S. Clausi                77                    Director                                              1998

W. Ward Carey              62                    Director                                              1999

                  PAUL L. DEVINE - Mr. Devine was appointed Chairman, President and Chief Executive Officer of the Company in March 1992. From 1989 to 1992, Mr. Devine was involved as a business consultant in the identification and targeting of acquisitions for various public companies. During this time, he also served as a director and chief executive officer of various companies, including three United Kingdom (U.K.) subsidiaries of Abbey Home Healthcare, Inc., a U.S. public health care group. He is a graduate of London University and holds Bachelors and Masters degrees in curriculum research. Throughout his business career, he has been intimately involved in the design and implementation of new product strategies, both in financial services and health/hygiene services.

                  A.S. CLAUSI - Mr. Clausi was elected to the Board of Directors in March 1998. For more than five years, Mr. Clausi has served as a consultant and adviser to the food industry. He was Senior Vice President and Chief Research Officer of General Foods Corporation worldwide, prior to his retirement. Mr. Clausi is a past President of the Institute of Food Technologists (IFT), past Chairman of the IFT Foundation and past Chairman of the Food Safety Council. He has a chemistry degree from Brooklyn College and has done graduate work at Stevens Institute of Technology. Mr. Clausi is the holder of 13 patents, has authored chapters in food technology texts and has delivered numerous papers on various aspects of the management of food science and technology. Mr. Clausi is currently a director of Opta Food Ingredients, Inc. and Pasteurized Eggs, L.P. and also serves as a member of the Technical Advisory Board of Goodman Fielder, Ltd. He served on the Technical Advisory Board of Martek Biosciences, Inc. from 1990 to 1997. Mr. Clausi also serves as a director and a member of Technical Advisory Boards of a number of private companies as well as being a member of the Audit, Compensation and 1994 and 1998 Stock Incentive Plan Administrative Committees of the Board of Directors.

                  W. WARD CAREY - Mr. Carey was elected to the Board of Directors in January 1999. He is currently Senior Vice President - Investments at PaineWebber Incorporated in New York. Prior to joining PaineWebber in 1993, he served as an Executive Vice President and Director of Bessemer Trust Company of Florida. He previously served as President, Chairman and Chief Executive Officer of Tucker Anthony in New York and Chairman of the Executive Committee of Sutro and Company in San Francisco. He also serves as a member of the Audit, Compensation and 1998 Stock Incentive Plan Administrative Committees of the Board of Directors. He has almost 40 years of senior level experience in the investment banking fields.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

                  The Board held five meetings during 1999 and also acted by unanimous written consents. The Board currently has an Audit Committee and a Compensation Committee. The Company also had a 1994 Stock Incentive Plan (the "1994 Plan") Administration Committee, but the 1994 Plan expired in May 1999, after which time no further options could be issued under the 1994 Plan. During 1999, the Audit, Compensation and 1994 Plan Committees were comprised of Mr. Clausi and a former director, Mr. Robert D. Mattei, together with Mr. W. Ward Carey subsequent to his appointment as a director in January 1999. Following Mr. Mattei's resignation from the Board in November 1999, the Audit, Compensation and 1998 Stock Incentive Plan Committees were comprised of Messrs. Carey and Clausi.

The Board as a whole serves as the Administrative Committee for the 1998 Stock Incentive Plan ("1998 Plan"). The Audit Committee and the Compensation Committee each held one meeting in 1999 and also acted by unanimous written consents. The 1998 Plan Administrative Committee met once in 1999 and also acted by unanimous written consents. Each incumbent director who served on the Board during the full 1999 fiscal year attended over 75% of the aggregate number of meetings of the Board and of the committees on which and during the periods in which such director served.

                  The Audit Committee has authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting-related matters. The Compensation Committee sets compensation policies applicable to executive officers and approves salaries, bonuses and other compensation matters for executive officers of the Company. The 1994 Plan Committee administers the 1994 Plan and the Board as a whole administers the 1998 Plan, together with the Company's 1993 Non-Qualified Stock Option Plan.

COMPENSATION OF DIRECTORS

                  With the exception of Mr. Devine in his capacity as an officer of the Company, no cash compensation was paid to any director of the Company during the year ended December 31, 1999. In May 1999, in accordance with the terms of the Company's 1994 Plan, W. Ward Carey, Adolph S. Clausi and former director Robert D. Mattei were granted an option to acquire 1,875, 7,500 and 7,500 shares, respectively, of Common Stock at an exercise price of $3.875 per share, for their services as members of the Audit and Compensation Committees. These options are exercisable for five-year terms and have exercise prices equal to the fair market value of such shares on the date of grant.

                  In March 1999, the Company granted, under the 1998 Plan, to each of Al S. Clausi and W. Ward Carey 10-year options to purchase 50,000 shares of Common Stock at $4.6063, an exercise price which represents 110% of the closing price of the Common Stock on the date of grant. Such options were fully vested as of the date of grant. In addition, on March 28, 2000, Messrs. Carey and Clausi were each granted an option to acquire 50,000 shares of Common Stock, at an exercise price of $2.48 per share. These options, which were granted under the 1998 Plan, are exercisable for ten-year terms and have exercise prices equal to 110% of the closing market price on the date of grant. These options were fully vested on the date of grant.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES PRESENTED.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

                  The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1933, as amended) of (i) each director, (ii) each of the executive officers named in the summary compensation table, (iii) all executive officers and directors of the Company as a group and (iv) each person known to the Company to be a beneficial owner of more than 5% of the Company's outstanding Common Stock and/or Series A Preferred Stock (information regarding the Series A Preferred Stock is presented both on an as-converted basis and as a separate class of voting securities). Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

COMMON STOCK                             SHARES                PERCENT
                                      BENEFICIALLY               OF
NAME OF BENEFICIAL OWNER                OWNED (1)              COMMON
--------------------------------------------------------------------------------
GHM, Inc.                             4.370,487(2)                13.85%

Lancer Partners, L.P.                 3,788,505(3)                12.39%

Joseph Giamanco                       3,227,412(4)                10.22%

Wayne Close                           2,992,307(5)                 9.70%

Paul L. Devine                          770,416(6)                 2.49%

Adolph S. Clausi                        123,125(7)                    *

W. Ward Carey                           137,175(8)                    *

William R. Romig                        165,000(9)                    *

Antony E. Kendall                      196,000(10)                    *

Jose Saenz de Santa Maria                45,000(9)                    *

Directors and executive officers
  as a group (8 persons)              1,575,466(11)                4.97%

Total number of shares outstanding - 30,565,618                  100.00%
  common

Shares of common stock issuable upon
 conversion of Series A Preferred        40,000(12)                  *

         *        Less than one percent.

(1) Unissued shares of Common Stock of each owner subject to currently exercisable options or other rights to acquire securities exercisable within 60 days of the date hereof are included in the totals listed and are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. The effect of this calculation is to increase the stated total ownership percentage currently controlled. Information in the table is based solely upon information contained in filings with the Securities and Exchange Commission, pursuant to sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, and the records of the Company. The calculation also excludes 210,610 shares held in treasury as of the Record Date.

(2) Includes 1,000,000 shares of Common Stock that may be acquired by exercising warrants. The address for GHM, Inc. is 74 Trinity Place, New York, NY 10006.

(3) Includes shares of Common Stock held by funds other than Lancer Partners, L.P., but which are commonly managed in a group that includes Lancer Partners, L.P. See also "Certain Relationships and "Related Transactions" below. The address for Lancer Partners, L.P. is 375 Park Avenue, Suite 2006, New York, NY 10152.

(4) Includes 1,000,000 shares of Common Stock that may be acquired by exercising warrants. Mr. Giamanco is a controlling shareholder in GHM, Inc. The address for Mr. Giamanco is c/o GHM, Inc., 74 Trinity Place, New York, NY 10006.

(5) Includes 20,000 shares of Common Stock held jointly with a family member. Also includes 278,571 shares of Common Stock that may be acquired by exercising warrants. The address for Mr. Close is c/o Marcus J. Williams Esq., Davis Wright Tremaine, LLP, Suite 2300, 1300 SW Fifth Avenue, Portland, OR 97201-5682.

(6) Includes 400,000 shares of Common Stock that may be acquired by exercising options. The address for Mr. Devine is c/o the Company, 2 International Plaza, Suite 245, Philadelphia, PA 19113-1507.

(7) Includes 108,125 shares of Common Stock issuable upon exercise of options.

(8) Includes 101,875 shares of Common Stock issuable upon exercise of options. Also includes 5,000 shares of Common Stock owned by Mr. Carey's wife, as to which he disclaims beneficial ownership.

(9) Amount shown represents shares of Common Stock that may be acquired by exercising options.

(10) Includes 95,000 shares of Common Stock that may be acquired by exercising options and 100,000 shares of Common Stock that may be acquired by exercising a warrant.

(11) Includes 1,052,500 shares of Common Stock that may be acquired by exercising options and 100,000 shares of Common Stock that may be acquired by exercising a warrant.

(12) As of December 31, 1999 there were a total of 60,000 shares of Series A Preferred Stock outstanding, beneficially held as follows: 50,000 or 83.34% held Dr. Joe H. Cherry, whose address is 320 Cardinal Heights, Dadeville, AL; 5,000 or 8.33% held by J. Matthew Dalton, whose address is 1232 W. George Street, Chicago, IL 60657; and 5,000 or 8.33% held by Verne Scazzero, whose address is 1414 South Prairie Ave., Chicago, IL 60605.

                             EXECUTIVE COMPENSATION

                  The following table sets forth the aggregate compensation (cash and non-cash, plan and non-plan) paid by the Company during 1999 for services rendered in all capacities to the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively "Named Executive Officers").

                                                                                       LONG-TERM COMPENSATION
                                                                                     ----------------------------
                                            ANNUAL COMPENSATION                      AWARDS           PAYOUTS
                                            -------------------                      ------           -------
                                                                        RESTRICTED                        ALL OTHER
                                                              OTHER        STOCK      OPTIONS/     LTIPC   COMPEN-
   NAME AND                         SALARY       BONUS    COMPENSATION   AWARD(S)       SARS      PAYOUTS  SATION
PRINCIPAL POSITION          YEAR      ($)         ($)          ($)          ($)          (#)        ($)      ($)
-----------------------------------------------------------------------------------------------------------------
Paul L. Devine             1999    275,000          0        5,888             0            0          0       0
   Chairman, President     1998    275,000          0        2,872             0            0          0       0
   and Chief Executive     1997    225,000    225,000            0             0      100,000          0       0
   Officer

Jose Saenz de Santa Maria  1999    128,205          0    21,659(1)             0            0          0       0
   Managing Director       1998    133,600     13,360    25,593(1)             0       52,500          0       0
   Fabbri Artes Graficas   1997          0          0    32,895(1)             0            0          0       0
   Valencia S.A.

Bruce M. Crowell           1999    111,136          0       51,392             0            0          0       0
   Vice President          1998    157,500          0            0             0      100,000          0       0
   Chief Financial Officer 1997          0          0            0             0            0          0       0

Antony E. Kendall          1999    134,460          0         1(2)             0            0          0       0
   Chief Executive         1998    137,423          0    12,788(2)             0       20,000          0       0
   EPL Flexible            1997    125,470      8,200    13,089(2)             0       25,000          0       0
Packaging Ltd.

William R. Romig           1999    130,000          0            0             0            0          0       0
   Senior Vice President,  1998    120,000          0            0             0            0          0       0
   Science & Technology    1997    105,750     14,075        1,634             0       75,000          0       0

         (1) Assumes an exchange rate of $1:PTS162 for 1999, $1:PTS149.70 for 1998 and $1:PTS152.10 for 1997.

         (2) Assumes an exchange rate of L1:$1.652 for 1999 and L1:$1.65 for 1998 and 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

No grants of stock options were made by the Company during 1999 to Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES(1)

The following table sets forth certain information concerning exercises of stock options during fiscal 1999 and the value of unexercised stock options at December 31, 1999 for Named Executive Officers.

                                                                                              VALUE OF UNEXERCISED
                                                               NUMBER OF SECURITIES                IN-THE-MONEY
                                                          UNDERLYING UNEXERCISED OPTIONS            OPTIONS AT
                                 SHARES                      AT DECEMBER 31, 1999              DECEMBER 31, 1999(1)
                                                          ---------------------------------------------------------
                                ACQUIRED          VALUE                             UNEXER-                UNEXER-
NAME                           ON EXERCISE     REALIZED($)          EXERCISABLE     CISABLE  EXERCISABLE   CISABLE
-------------------------------------------------------------------------------------------------------------------
Paul L. Devine                    0              0                     400,000          0             0           0
Jose Saenz de Santa Maria         0              0                      45,000          0             0           0
Antony E. Kendall                 0              0                      95,000          0             0           0
William R. Romig                  0              0                     180,000          0             0           0

         (1) The fair market value of the "in-the-money" options was calculated on the basis of the difference between the exercise price of the options held and the closing price of a share of common stock on the Nasdaq Small Cap Market, on December 31, 1999, multiplied by the number of options held. At December 31, 1999, the closing price of a share of Common Stock on the Nasdaq Small Cap Market was $1.00.


EMPLOYMENT AND CONSULTING CONTRACTS

                  Mr. Devine and the Company are parties to an employment agreement dated as of January 1, 1997 that provides that Mr. Devine is to serve as the Company's Chairman of the Board, President and Chief Executive Officer. The agreement provides for a rolling three-year term. The Agreement provides for a base salary to be fixed by the Board which, as of January 1, 1997, was $275,000 per year (on March 28, 2000, the Board of Directors raised Mr. Devine's annual salary to $375,000). Pursuant to the agreement, the Company will maintain life insurance on Mr. Devine's life with a face amount equal to at least $1,000,000, for which Mr. Devine may designate a beneficiary. Under the agreement Mr. Devine also will be entitled to receive a retirement benefit if he remains "continuously employed" (as defined in the Agreement) by the Company until age 50. Generally, if Mr. Devine retires at age 65, the retirement benefit to be received annually will be equal to 50% of his average annual base salary and bonus during the final three years of his employment (less benefits from any other defined benefit pension plan of the Company). The percentage of Mr. Devine's average annual base salary and bonus will be reduced or increased by 6% for each year by which Mr. Devine retires and elects to have such retirement benefit commence earlier or later than his 65th birthday. The agreement further provides that Mr. Devine is entitled to participate in all benefit plans and arrangements of the Company and may also receive bonuses, if any, as determined by the Board of Directors. The agreement also provides certain disability and death benefits to Mr. Devine, as well as severance payments approximately equal to Mr. Devine's average salary and bonus for the previous three years, to continue for three years if Mr. Devine is terminated under certain conditions. Additionally, Mr. Devine is entitled to receive a payment of slightly less than three times his "base amount" (as defined in the Internal Revenue Code of 1986, as amended) in the event of a "change of control" of the Company (as defined in the agreement). This agreement also contains certain customary provisions regarding confidentiality and non-competition restrictions.

                  The Company, through its wholly-owned subsidiary, Fabbri Artes Graficas Valencia S.A. ("Fabbri"), entered into an employment agreement with Mr. Saenz de Santa Maria commencing on May 1, 1998, which provides that Mr. Saenz de Santa Maria is to serve as managing director of Fabbri. The agreement provides for an annual salary of PTS20,000,000 ($133,000 at an exchange rate of

$1:PTS150), which salary is reviewable on January 1 annually, together with customary benefits, such as vacation and the provision of an automobile. A bonus is also payable upon the achievement of certain performance targets, as agreed on an annual basis. The contract may be terminated by either side upon six months' notice and also contains certain customary provisions regarding confidentiality and non-competition restrictions.

                  The Company, through is wholly-owned subsidiary, Bakery Packaging Services Limited (now known as EPL Flexible Packaging Limited ("EPL Flexible")), entered into an employment agreement with Mr. Kendall commencing on August 1, 1996, which provides that Mr. Kendall is to serve as Chief Executive Officer of EPL Flexible. The agreement originally provided for an annual salary of L70,000 ($115,000 at an exchange rate of L1:$1.65), which salary is reviewable on January 1 annually and was increased to L83,000 ($137,000 at an exchange rate of L1:$1.65) as of July 1, 1997, and to L100,000 ($165,000 at exchange rate of L1:$1.65) as of January 1, 2000. The agreement also provides for customary benefits, such as vacation, the provision of an automobile, healthcare coverage and contributions into a defined contribution pension scheme. A bonus is also payable upon the achievement of certain performance targets, as agreed on an annual basis. The agreement may be terminated by either party upon six months' notice and also contains certain customary provisions regarding confidentiality and non-competition restrictions.

                  Effective January 1, 1998, the Company entered into a new employment agreement with Dr. Romig, which runs for an initial term of two years, with annual renewal terms thereafter. Either party may terminate the contract upon six months' notice. The initial annual salary was $120,000, with a bonus of up to 25% of the salary based upon the achievement of agreed-upon objectives. The salary was increased to $140,000 per annum effective July 1, 1999. In addition to the customary provisions on vacation and healthcare coverage, the agreement also provides that, in the event of a termination of employment by either party due to a "change in control" (as defined in the agreement), Dr. Romig would receive a total payment equal to twice his annual salary plus a bonus equal to his average bonus earned over the previous twelve months. The agreement also contains certain customary provisions regarding confidentiality and non-competition restrictions.

STOCK INCENTIVE PLANS

                  The Company's 1994 Stock Incentive Plan was adopted by the Company's shareholders on July 21, 1994, and modified by the Company's shareholders to increase the shares issuable thereunder to 2,250,000 shares and to make certain other changes on July 22, 1996, and again on July 21, 1997 (as so modified, the "1994 Plan"). The Company's 1998 Stock Incentive Plan, as amended and restated ( the "1998 Plan"), was adopted by the Company's shareholders on September 29, 1998. The 1994 Plan and the 1998 Plan are intended to provide additional incentive to certain employees, certain consultants or advisors and non-employee members of the Board of Directors to enter into or remain in the employ of the Company or to serve on the Board of Directors by providing them with an additional opportunity to increase their proprietary interest in the Company and to align their interests with those of the Company's shareholders generally through the receipt of options to purchase Common Stock that have been structured to comply with the applicable provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and Rule 16b-3 thereunder. The 1994 Plan and the 1998 Plan provide for the grant of incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and non-qualified stock options and the award of shares of Common Stock. The particular terms of each option grant or stock award are set forth in a separate agreement between the Company and the optionee or award recipient. The 1994 Plan and the 1998 Plan are administered by the Administration Committees appointed by the Board of Directors, which are currently comprised of
W. Ward Carey and Adolph S. Clausi. The Committees generally have the discretion to determine the number of shares subject to each award, and other applicable terms and conditions, including a grant's vesting schedule. The term of an option granted under the 1994 Plan could not be more than five years from the grant date and options generally terminated three months after an optionee ceases to be employed by the Company (twelve months in the case of death or disability). The 1994 Plan provides that no option may be granted under it after May 4, 1999.

                  Eight Hundred Fifty Thousand (850,000) shares of Common Stock are reserved for issuance under the 1998 Plan. The terms of the 1998 Plan are substantially similar to those of the 1994 Plan, except that (i) the minimum exercise price for options granted under the 1998 Plan to executives, officers and employee directors of the Company that were serving as such as of September 29, 1998, is $14.00 per share, (ii) all options granted under the 1998 Plan must be granted at a premium to the market price of the Common Stock at the time of grant, (iii) options granted under the 1998 Plan cannot be repriced without shareholder approval and (iv) the term of an option may not be more than ten years from the grant date. In addition, the 1998 Plan provides for the automatic grant to each non-employee director of the Company of options to purchase 7,500 shares of Common Stock on June 25, 2000 and on each June 25 thereafter during the term of the 1998 Plan. The 1998 Plan provides that no option may be granted under it after June 25, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The members of the Company's Compensation Committee during fiscal 1999 were Mr. Clausi, who served for the entire year, Mr. Mattei, who served until his resignation in November 1999, and Mr. Carey who was elected to the Compensation Committee in January 1999. None of Messrs. Clausi, Mattei or Carey were officers or employees of the Company or any of its subsidiaries during 1999. Mr. Mattei was Secretary of the Company from February 1988 to March 1993. Except as disclosed under "Certain Relationships and Related Transactions," below, none of the members of the Compensation Committee nor any of their affiliates entered into any transactions with the Company during 1999. Set forth immediately below is the report of the Company's Compensation Committee on executive compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee sets compensation policies applicable to executive officers and has the authority to approve salaries and bonuses and other compensation matters for the Company's executive officers. The Committee reviews the overall performance of the Company and its executive officers based on the Company's financial and operating performance. The Committee's compensation policy generally reflects the basic principles that compensation should reflect the financial performance of the Company and a portion of an executive officer's compensation should provide long-term incentives that will tie long-term rewards for the executive officers to increases in shareholder value. Company philosophy regarding base salary is to maintain it at a competitive level sufficient to recruit individuals possessing the skills necessary to achieve the Company's vision and mission over the long term. The Committee monitors salary levels for comparable executives. The Committee, in its discretion, may award bonuses to employees, based on Company performance and each employee's performance goals. The intent of a bonus is to motivate and reward performance of employees measured against specific goals and in light of the competitive compensation practices of comparable companies. The goals vary with each employee's responsibilities rather than being fixed by reference to overall measures of Company performance. Finally, stock options are viewed as a fundamental element in the total compensation program and, in keeping with the Company's basic philosophy, emphasize long term Company performance as measured by the creation and enhancement of shareholder value, fostering a community of interest between shareholders and employees. The specific determination of the number of options to be granted, however, is not based upon any specific criteria. Although options may be granted at any price (but, under the 1998 Plan, not less than $14.00 in the case of executive officers employed as of September 29, 1998), options generally have been granted at the fair market value of the underlying shares on the date of grant. The Committee also relies on recommendations of management regarding option grants.

         The compensation for the Company's Chief Executive Officer is based on the salary required by the terms of the Company's employment agreement for the Chief Executive Officer and, with respect to any discretionary bonus the Committee may award, among other factors, his ability to obtain necessary financing to fund the Company's operations, expand sales growth opportunities, integrate various operations and continue to guide the Company in its role in servicing the fresh-cut produce industry as the same may expand. In evaluating the performance of the Company's executive officers, including the Chief Executive Officer, the Committee noted that the Company's 1999 sales had fallen slightly, from $32,978,000 to $30,307,000, although this was due mainly to particular issues within the Company's corn business; the continued development in 1999 of the Company's processing technologies, as evidenced by (i) the strategic partnership with Reser's Fine Foods, Inc. for fresh-cut and blanched potato products, as well as the outsourcing of production and distribution of the Company's fresh-cut potato products, which was outsourcing was completed shortly after the 1999 year end, (ii) the exclusive licensing arrangement with Monterey Mushrooms announced in early 2000, (iii) continued work with Farmington Fresh on apples, together with confirmation of patent approval for the Company's "Apple Fresh" processing technology and (iv) restructuring of the Company's corn business to provide a better platform for profitable growth in 2000 onwards, including the completion of a new state-of-the-art fresh corn processing facility in Darien, Wisconsin, which was approved by The Sholl Group, on behalf of The Pillsbury Company; continued development of the Company's proprietary perforating technology, as evidenced by new produce orders gained in the U.K. at the end of 1999, together with a number of ongoing development projects covering a range of applications, which, if successful, could yield material and profitable incremental revenue streams; completion of the sale and leaseback of land and buildings at the Company's Spanish subsidiary; and completion of conversion of the remaining Series D Preferred Stock to Common Stock, thereby ameliorating the perceived adverse impact of the conversion features associated with the Series D Preferred Stock on the market price of the Common Stock. The satisfaction of certain performance criteria and qualitative criteria, consideration from time-to-time by the Committee, without any formulae or strict industry comparisons, including, management skills and leadership ability, are the bases upon which the committee evaluates compensation decisions for its executive officers, including the Chief Executive Officer.


QUALIFYING EXECUTIVE COMPENSATION FOR DEDUCTIBILITY UNDER APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE

                  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that a publicly held corporation generally may not deduct compensation for its chief executive officer or for each of certain other executive officers to the extent that such compensation exceeds $1,000,000 for the executive or does not qualify as a "performance based" compensation arrangement. The Committee currently intends to consider taking such actions as may be appropriate to qualify compensation received by such executives upon exercise of options granted under the Company's stock option plans for deductibility under Section 162(m), although it has not done so in the past. The Committee notes that base salary and bonus levels are currently expected to remain below the $1,000,000 limitation.

This report is furnished by the Compensation Committee of the Board of Directors

May 8, 2000

                  W. Ward Carey
                  A.S. Clausi

                             STOCK PERFORMANCE GRAPH

                  The following graph compares the percentage change in cumulative total stockholder return on the Common Stock since December 30, 1995 to December 31, 1999 (comparing the difference between the price of the Common Stock at the beginning and end of the measurement period) with the cumulative total return on the Nasdaq Composite (U.S.) Index and the Nasdaq Industrial Index over the same period. The comparison assumes $100 was invested on December 30, 1995 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to December 31, 1999. The Company has not paid cash dividends on the Common Stock. Historic stock prices are not indicative of future stock price performance. (1)

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         AMONG EPL TECHNOLOGIES, INC.,
                          THE NASDAQW INDUSTRIAL INDEX
                     AND THE NASDAQ COMPOSITE (U.S.) INDEX

                                  [LINE GRAPH]



                             CUMULATIVE TOTAL RETURN

                                12/31/95     12/31/96     12/31/97      12/31/98     12/31/99
                                --------     --------     --------      --------     --------
EPL TECHNOLOGIES, INC.          $100         $176.36      $178.18       $138.18      $29.09

NASDAQ INDUSTRIAL               $100         $122.71      $149.25       $208.40      $386.77

NASDAQ COMPOSITE (U.S.)         $100         $115.03      $126.57       $135.20      $232.09

(1) The Common Stock has traded on the Nasdaq Small Cap Market since September 1999 and from July 1996 to May 1998. From May 1998 to September 1999 the Common Stock traded on the Nasdaq Stock Market's National Market.

                  This Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934 (the "Exchange

Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act and is not to be deemed to be soliciting material.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  In March 1999, Paul L. Devine, the Company's Chairman and Chief Executive Officer, agreed to extend to the Company on a short-term basis a revolving credit facility in an amount of up to $500,000, of which $389,400 is outstanding as of the date of this Proxy Statement. The Company's obligations under this facility are unsecured, and amounts outstanding thereunder bear interest at a rate of nine percent (9%) per annum. Mr. Devine has agreed to defer repayment of the remaining balance owed to him until such time as the Company is able to do so. The Company has agreed to pay all reasonable out-of-pocket expenses incurred by Mr. Devine in connection with advancing funds to the Company under this facility.

                  The Company from time-to-time has granted to certain of its non-employee directors a number of options to purchase shares of Common Stock upon the initial election of such director to the Company's Board of Directors to provide incentive for a high level of dedication in the future and to align the interests of such directors with the interests of the Company's shareholders. On March 26, 1999, the Company granted, under the 1998 Plan, to each of Al S. Clausi and W. Ward Carey ten-year options to purchase 50,000 shares of Common Stock at $4.6063, an exercise price which represents 110% of the closing price of the Common Stock on the date of grant. Such options were fully vested as of the date of grant. In addition, as of March 28, 2000, the Company granted, under the 1998 Plan, to each of Messrs. Clausi and Carey ten-year options to purchase 50,000 shares of Common Stock at $2.48 per share, an exercise price which represents 110% of the closing price of the Common Stock on the date of grant. Such options were fully vested as of the date of grant.

                  In December 1999, two investment funds affiliated with Lancer Partners, L.P., a holder of over 5% of the outstanding Common Stock, granted the Company a six-month credit facility of $3,500,000, which amount was fully drawn as at December 31, 1999. The facility carries a stated interest at the rate of 12% per annum and is secured by a pledge of certain assets of the Company. In connection with this facility, the Company issued to Lancer Offshore, L.P. (one of the lenders) two million shares of Common Stock and issued a warrant to acquire 350,000 shares of Common Stock at an exercise price of $0.50 per share. On May 18, 2000, the lenders under the facility and the Company agreed to restructure the facility as follows: (a) the maturity date of the facility was extended for three months to September 1, 2000; (b) interest payments are to commence in June 2000 and any interest payments required prior to that date have been waived; and (c) the Company may retain up to $1,500,000 of the net proceeds of any equity offering made by the Company during the term of the facility; 50% of the net proceeds of any such equity offering in excess of $1,500,000 are to be used to pay down the facility (under the terms of the original facility, 50% of any proceeds of any equity offering made by the Company during the term of the facility were to be used to pay down the facility). In connection with this restructuring, the Company issued: (i) an aggregate of one million shares of Common Stock to the lenders; and (ii) 150,000 shares of Common Stock to a third party which participated in the negotiation of the restructuring.

                  Also in December 1999, the Company issued to Joseph Giamanco and GHM, Inc., each holders of over 5% of the outstanding Common Stock, an aggregate of 2,901,354 shares of Common Stock in exchange for which the Company received $1,500,000. In connection with these transactions, the Company issued to Joseph Giamanco and GHM, Inc. warrants to purchase an aggregate of one million shares of Common Stock at an exercise price of $0.51 per share.

                  On December 31, 1999, Wayne Close, a holder of more than 5% of the outstanding Common Stock, and his wife, purchased 681,090 shares of Common Stock for $330,000. In addition, a warrant to acquire 238,571 shares of Common Stock at an exercise price of $0.6562 per share was issued to Mr. Close in connection with this transaction.

                  In December 1999, Wayne Close, Joseph Giamanco and GHM, Inc., in the aggregate purchased for $414,000 414 shares of Series D Stock from the holders thereof. This Series D Stock was then converted into 791,738 shares of Common Stock. In connection with these transactions, the Company issued: a) to Joseph Giamanco and GHM, Inc. warrants to purchase an aggregate of one million shares of Common Stock at an exercise price of $0.51 per share and b) a warrant to Wayne Close to purchase 40,000 shares of Common Stock at an exercise price of $0.6562 per share.

                              INDEPENDENT AUDITORS

                  Deloitte & Touche LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended December 31, 1999. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board has selected Deloitte & Touche LLP as the independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2000.

             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT 1934

                  Section 16(a) of the Exchange Act 1934, as amended, (the "Exchange Act") requires that the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the
Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during 1999 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act.

                   SHAREHOLDER PROPOSALS - 2001 ANNUAL MEETING

                  Under Rule 14a-8 of the Exchange Act 1934, as amended ("Rule 14a-8"), proposals of shareholders intended to be presented at the annual meeting of shareholders in 2001 must be received by January 5, 2001 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that annual meeting. If the 2001 Annual Meeting date is more than 30 days away from the anniversary of the 2000 Annual Meeting date, the Company will disclose changes in the January 5, 2001 deadline in its earliest possible report on Form 10-Q. Shareholder proposals should be directed to the Company's Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

                                  OTHER MATTERS

                  The Board knows of no matter, other than as referred to in this Proxy Statement, that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their judgment in such matters.

                          ANNUAL REPORT ON FORM 10-K/A

                           THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH
PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE FINANCIAL STATEMENTS, EXHIBITS AND SCHEDULES THAT ARE ATTACHED TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE ATTENTION OF THE COMPANY'S SECRETARY AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT OR FAXED TO THE COMPANY AT (610) 521-5985.

                                            BY ORDER OF THE BOARD OF DIRECTORS,



                                            Michael S. Leo
                                            Secretary

May 26, 2000